EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 1/18/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.49%	1.79%	1.79%
Class B Units	-0.50%	1.74%	1.74%
  * Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JANUARY 18, 2008

Grant Park sustained small trading losses during the week, mainly as the result of positions in the currency and energy sectors.  Gains came primarily from the interest rates and equity indices.

Long positions in the euro sustained losses after the common currency fell a little more than 1% against the US dollar after a European Central Bank official said that the ECB might have to lower its projections for growth and that its policy on interest rates should remain flexible.  Investors sold the euro on speculation that the comments could pave the way for interest rate cuts across the Euro zone in 2008.  Long positions in the New Zealand dollar and South African rand lost ground on concerns that a slowdown in the US would spill over into the global economy.

Worries over the possibility of a recession in the US dominated the energy markets during the week, sending prices lower on speculation that an economic downturn would translate into lower demand for fuel.  Long positions in crude oil posted losses after the March contract settled $2.24 lower at $89.92 per barrel.  Heating oil and unleaded gasoline markets also closed lower, adding to losses.

Long positions in the interest rate sector reported gains as prices for government debt rallied on speculation that the US Federal Reserve might cut short-term interest rates prior to its next meeting at the end of January.  Long positions in the Eurodollar contract gained as prices in the shorter end of the market rallied to reflect the possibility that the Fed could cut rates by as much as 50 basis points, a fairly aggressive move.  Prices for US Treasury notes were also higher as investors moved assets from the volatility of global stock markets to the relative safety of government debt instruments.

Lastly, short positions in the equity markets were profitable after weak reports on US factory orders, retail sales and housing sent global share markets lower.  Reports that Merrill Lynch and Citigroup sustained huge fourth-quarter losses due to exposure to the ongoing credit crisis put further pressure on equities.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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